UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2018

ATHENEX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-38112	43-1985966
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1001 Main Street, Suite 600

Buffalo, NY 14203

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (716) 427-2950

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

Private Financing Transactions

On June 29 and June 30, 2018, we entered into a series of equity and debt financing transactions with Perceptive Advisors LLC and its affiliates, or Perceptive, that will provide us with an aggregate US$100 million for our research and development activities and other corporate purposes. We entered into a stock purchase agreement with Perceptive, or the Stock Purchase Agreement, pursuant to which we agreed to sell 2,679,528 shares of common stock at a purchase price of $18.66 per share of common stock. The closing of the equity transaction is subject to standard closing conditions.

On June 30, 2018, we also entered into a $50.0 million senior secured loan agreement with Perceptive, or the Loan Agreement, in conjunction with the equity transaction described above. The senior secured loan matures on the fifth anniversary from the closing date, and bears interest at a floating per annum rate equal to LIBOR (with a floor of 2%) plus 9%. We are required to make monthly interest-only payments with a bullet payment of the principal at maturity. If the senior secured loan agreement is prepaid, in whole or in part, prior to a certain time, a prepayment fee will be payable to Perceptive or any future lenders, subject to certain terms and conditions.

In connection with the Loan Agreement, we granted a warrant to Perceptive for the purchase of 425,000 shares of common stock at a purchase price of $18.66 per share of common stock.

In connection with the above transactions, we expect to enter into a registration rights agreement with Perceptive at the closing of the equity transaction. Under the registration rights agreement, we agreed that Perceptive may demand that we register their shares of our common stock for resale under the Securities Act, and we would be obligated to effect such registration. Our registration obligations under this registration rights agreement cover all shares acquired in connection with the equity transaction or by exercise of the warrant issued with the Loan Agreement.

The foregoing description of the Stock Purchase Agreement and the Loan Agreement is a summary of the material terms thereof and is qualified in its entirety by the complete text of the actual agreements, which are filed as Exhibits 10.1 and 10.2 to this report, and the description of the terms of the Stock Purchase Agreement and the Loan Agreement is qualified in its entirety by reference to such exhibits.

TCR-T License Agreement

On June 29, 2018, we entered into a subscription agreement with Xiangxue Life Sciences Ltd, or XLifeSc, a wholly-owned subsidiary of Guangzhou Xiangxue Pharmaceutical Co., Ltd. or the Subscription Agreement, to establish, operate and manage a limited liability company named Axis Therapeutics Limited, or Axis Therapeutics, to offer certain goods and services worldwide except in China. At the closing of the transactions set forth in the Subscription Agreement, Axis Therapeutics will be owned 45% by XLifeSc and 55% by us. The operations of Axis Therapeutics will be funded by capital contributions of the parties.

On June 29, 2018, Axis Therapeutics entered into a license agreement with XLifeSc, which we refer to as the TCR-T License, pursuant to which XLifeSc granted Axis Therapeutics an exclusive, sublicensable right and license to use XLifeSc’s proprietary TCR-engineered T Cell therapy to develop and commercialize therapeutic products for oncology indications worldwide except in China. Axis Therapeutics is responsible for all development, manufacturing and commercialization, and the related costs and expenses, of any product candidates resulting from the agreement.

The effectiveness of the Subscription Agreement and the TCR-T License is subject to certain conditions and approvals set forth therein. Upon effectiveness of the TCR-T License, Axis Therapeutics will make an upfront payment of our common stock equal to $5.0 million to XLifeSc, and Axis Therapeutics will be required to make payments to XLifeSc worth up to $110.0 million in aggregate upon the occurrence of certain regulatory and sales milestones to be achieved in the U.S., the EU, China and Japan. In addition, XLifeSc will pay royalty payments in the teens to Axis Therapeutics based on aggregate net sales of any products using the licensed intellectual property in China.

The term of the TCR-T License will remain in effect until the expiration of the patent rights licensed under the agreement. The agreement will terminate automatically if the shareholders agreement between XLifeSc and us is terminated. The TCR-T License also contains customary termination rights for either party, such as in the event of a breach of the agreement or the initiation of bankruptcy proceedings by the other party.

The foregoing description of the TCR-T License is a summary of certain material terms thereof, is not complete, and is qualified in its entirety by the terms and conditions of the actual agreement, which is filed as Exhibit 10.3 to this report, and the description of the terms of the agreement is qualified in its entirety by reference to such exhibit. Certain terms of the agreement have been omitted from this Form 8-K pursuant to a Confidential Treatment Request that the Company submitted to the Securities and Exchange Commission.

Arginase License Agreement

On June 29, 2018, we entered into a license agreement with Avalon Polytom (HK) Limited, or Polytom, an entity affiliated with Avalon Global Holdings Limited, which we refer to as the Arginase License, pursuant to which Polytom granted us an exclusive, sublicensable right and license to develop and commercialize products containing pegylated and cobalt-replaced arginase for the treatment of cancer in humans, apart from ophthalmic uses and use as eye drops, worldwide. Dr. Johnson Lau, our chief executive officer and chairman, and Dr. Manson Fok and Mr. Song-Yi Zhang, two of our directors, collectively have a controlling interest in, and serve on the board of directors of, Avalon Global Holdings Limited.

Upon effectiveness of the Arginase License, we will make an upfront payment of cash equal to $3.0 million and common stock equal to $2.0 million to Polytom, and we will be required to make payments to Polytom worth up to $45.0 million in our common stock or in cash upon the occurrence of certain regulatory and sales milestones. We will also pay royalty payments in the teens based on net sales of any products utilizing the intellectual property that is the subject of the Arginase License. Such royalties will be reduced by 40% when competing generic products have 25% of the market share in the applicable country, and will be eliminated entirely when competing generic products have 50% of the market share in the applicable country.

The terms of the Arginase License shall extend for a period which may expire on a country by country basis upon the earliest to occur of either (i) the expiration of the last of the patent rights licensed under the agreement, or (ii) invalidation of substantially all of the patent rights licensed under the agreement. Notwithstanding the foregoing, after the occurrence of (i) or (ii) above, the terms of the Arginase License shall automatically be extended for consecutive one year periods subject to the same terms and conditions set forth in the agreement unless either Polytom or we gives written notice of its intention not to extend the agreement terms: (i) at least ninety days prior to the expiration of the patent rights licensed under the agreement; or (ii) as soon as practically possible in the case of an invalidation claim; and (iii) at least ninety days prior to the then current expiration date of the agreement. Prior to the expiration of the term of the agreement, both parties may terminate the agreement in whole or in part upon mutual written agreement. Subject to certain conditions, we may also terminate in whole or in part the agreement in our sole discretion upon not less than six months prior written notice of termination at any time. The agreement also contains customary termination rights for either party, such as in the event of a breach of the agreement or the initiation of bankruptcy proceedings by the other party.

The foregoing description of the Arginase License is a summary, is not complete, and is qualified in its entirety by the terms and conditions of the actual agreement, which is filed as Exhibit 10.4 to this report, and the description of the terms of the Arginase License is qualified in its entirety by reference to such exhibit. Certain terms of the Arginase License have been omitted from this Form 8-K pursuant to a Confidential Treatment Request that the Company submitted to the Securities and Exchange Commission.

HepaPOC License and Supply Agreement

On June 29, 2018, we entered into a license and supply agreement with Avalon HepaPOC Limited, or HepaPOC, an entity affiliated with Avalon Global Holdings Limited, which we refer to as the HepaPOC License, pursuant to which HepaPOC exclusively sells to us the meter and consumable strips that can be used to detect galactose concentrations in human blood and grants us an exclusive, sublicensable right and license to use and commercialize the meter and strips for administration of liver function tests to humans taking our oncology drugs. Dr. Johnson Lau, our chief executive officer and chairman, and Dr. Manson Fok and Mr. Song-Yi Zhang, two of our directors, collectively have a controlling interest in, and serve on the board of directors of, Avalon Global Holdings Limited.

Upon effectiveness of the HepaPOC License Agreement, we will make an upfront payment of cash equal to $0.5 million to HepaPOC, and we will be required to make payments to HepaPOC worth up to $5.0 million in our common stock or in cash upon the occurrence of certain regulatory and sales milestones. In addition, we will pay royalty payments in single-digits based on aggregate net sales of any products utilizing the intellectual property that is the subject of the HepaPOC License.

The terms of the HepaPOC License shall extend until the date on which the last of the patent rights licensed under the agreement expires or is invalidated. Notwithstanding the foregoing, the terms of the HepaPOC license shall automatically be extended for consecutive one year periods subject to the same terms and conditions set forth herein (unless agreed otherwise) unless either party gives written notice of its intention not to extend the agreement term: (i) at least ninety days prior to the expiration date of the patent rights licensed under the agreement; or (ii) as soon as practically possible in the case of an invalidation claim; or (iii) at least ninety days prior to the then current expiration date of the agreement thereafter. Notwithstanding the foregoing, after the occurrence of (i) or (ii) above, the terms of the HepaPOC License shall automatically be extended for consecutive one year periods subject to the same terms and conditions set forth in the agreement unless either HepaPOC or we gives written notice of its intention not to extend the agreement terms: (i) at least ninety days prior to the expiration of the patent rights licensed under the agreement; or (ii) as soon as practically possible in the case of an invalidation claim; and (iii) at least ninety days prior to the then current expiration date of the agreement. Prior to the expiration of the term of the agreement, both parties may terminate the agreement in whole or in part upon mutual written agreement. We may also terminate in whole or in part the agreement in our sole discretion upon not less than six months prior written notice of termination at any time. The agreement also contains customary termination rights for either party, such as in the event of a breach of the agreement or the initiation of bankruptcy proceedings by the other party.

The foregoing description of the HepaPOC License is a summary, is not complete, and is qualified in its entirety by the terms and conditions of the actual agreement, which is filed as Exhibit 10.5 to this report, and the description of the terms of the HepaPOC License is qualified in its entirety by reference to such exhibit. Certain terms of the HepaPOC License have been omitted from this Form 8-K pursuant to a Confidential Treatment Request that the Company submitted to the Securities and Exchange Commission.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01	Other Events

On July 1, 2018, we issued a press release announcing the execution of the three new license agreements as well as a series of private equity and debt financing transactions reported under Item 1.01 above. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT INDEX

Exhibit Number	Description

10.1	Stock Purchase Agreement, dated as of June 29, 2018 by and between Athenex, Inc. and Perceptive Life Sciences Master Fund, Ltd.

10.2	Senior Secured Term Loan Agreement, dated as of June 30, 2018, by and between Athenex, Inc. and Perceptive Advisors LLC

10.3^	License Agreement dated as of June 29, 2018, by and between Xiangxue Life Sciences Ltd. and Axis Therapeutics Limited

10.4^	License Agreement dated as of June 29, 2018, by and between Athenex Therapeutics Limited and Avalon Polytom (HK) Limited Pegtomarginase

10.5^	License and Supply Agreement dated as of June 29, 2018, by and between Athenex Therapeutics Limited and Avalon HepaPOC Limited Galactose Meter and Strip

10.6*	Form of Registration Rights Agreement

99.1	Press Release of Athenex, Inc. dated July 1, 2018

^	Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions have been omitted from this exhibit and filed separately with the Commission.
*	To be filed by Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATHENEX, INC.

By:	/s/ Li Shen
Li Shen
Acting Chief Accounting Officer and Treasurer

Date: July 2, 2018